                                                                   EXHIBIT 10.03

                              SEPARATION AGREEMENT

        This SEPARATION AGREEMENT, dated as of September 15, 1999 (this "Agreement"), is made and entered into by and between PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "Company"), and ROBERT STEARNS, an individual ("Stearns"), with reference to the following facts:


                                    RECITALS:

        WHEREAS, on or about June 15, 1998, the Company and Stearns entered into that certain Employment Agreement (the "Employment Agreement"), pursuant to which the Company memorialized the terms of Stearns' employment with the Company in the capacity of Executive Vice President and Chief Financial Officer;

        WHEREAS, on or about April 22, 1999, the Company and Stearns amended the Employment Agreement pursuant to that certain First Amendment to Employment Agreement (hereinafter, the term "Employment Agreement" shall mean and refer to the Employment Agreement, as heretofore amended);

        WHEREAS, the Company and Stearns mutually have agreed that Stearns will resign from the Company on December 13, 1999;

        WHEREAS, the Company and Stearns mutually desire to terminate the Employment Agreement effective as of December 13, 1999, and to provide for the complete satisfaction and settlement of all obligations arising from Stearns' employment with the Company, including all obligations arising under the Employment Agreement, upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, in view of Stearns' impending separation from the Company, Stearns desires to immediately resign from the offices, positions, and board memberships that Stearns holds with the Company and with the Company's subsidiaries and affiliates.

        NOW THEREFORE, in consideration of the above premises and the representations, warranties, conditions, covenants, and promises exchanged by the parties hereinbelow, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Stearns hereby agree as follows:


                                    ARTICLE 1

                            TERMINATION OF EMPLOYMENT

        1.1 Termination of Employment. The Company and Stearns mutually agree that the Employment Agreement and Stearns' employment with the Company shall be terminated effective as of December 13, 1999, (the "Termination Date") at 11:59 p.m., Pacific Standard Time.

        1.2 Effect of this Agreement. This Agreement shall fully supersede any inconsistent provisions of the Employment Agreement which were intended, or may be construed, to survive the Employment Agreement's termination. In the event that any terms of this Agreement conflict with or contradict any terms of the Employment Agreement, the terms of this Agreement shall govern and be controlling.



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

        1.3 Resignations from Offices and Directorships. Effective as of September 15, 1999 (the "Resignation Date"), as of 11:59 p.m. Pacific Standard Time, Stearns shall have resigned from the offices of Executive Vice President and Chief Financial Officer of the Company, as well as from any other offices, positions, or board memberships which Stearns then holds with the Company or with any subsidiary or affiliate of the Company.

        1.4 Interim Employment of Stearns. In the interim period between the Resignation Date and the Termination Date, Stearns' shall remain employed by the Company but shall be on a paid administrative leave, and shall receive compensation pursuant to the terms and subject to the conditions of the Employment Agreement.


                                    ARTICLE 2

                                  COMPENSATION

        2.1 Certification of Compensation at Termination. Upon the Termination Date, if the Company owes Stearns compensation of any kind that is attributable to Stearns' services to the Company on or before the Termination Date, the Company shall, after such date, promptly furnish Stearns with a Certificate of Compensation, substantially in the form of Exhibit A attached hereto (the "Certificate of Compensation") respecting such amounts. Once reviewed and approved, Stearns shall execute the Certificate of Compensation to certify to the Company the amount of any cash or noncash compensation or employee benefits to which Stearns is entitled for his prior employment services. Stearns shall return the executed Certificate of Compensation to the Company within thirty
(30) days of the proposed certificate's receipt by Stearns. After the Termination Date, Stearns shall not be entitled to any compensation for his employment, on or before the Termination Date, with the Company or with any subsidiary or affiliate of the Company which is not reflected in a Certificate of Compensation that is verified and approved by Stearns and the Company.

        2.2 Continuation of Salary and Certain Employee Benefits. Following the Termination Date, Stearns shall remain eligible to participate in certain employee benefits of the Company as set forth below in this Section 2.2:

            2.2.1 Salary. Stearns' salary as of the Termination Date shall continue for a period of 24 months following the Termination Date (the "Benefit Period"), payable in equal bi-weekly installments on the Company's regular payroll dates, less standard deductions and withholdings required by law or directed by Stearns, including, without limitation, state and federal income taxes and social security contributions.

            2.2.2 Offset for Earnings from Competitors. Notwithstanding the provisions of subsection 2.2.1, in the event that Stearns engages in employment (as an employee, consultant, or independent contractor) with a competitor of the Company during the 24-month Benefit Period, the salary payable to Stearns under subsection 2.2.1 shall be reduced by the amount of Stearns' earnings from any and all employment with any such competitor or competitors. For the purposes of this subsection 2.2.2, a "competitor of the Company" shall include, without limitation, managed care organizations, including a health maintenance organization, competitive medical plan, preferred provider organization, provider sponsored organization ("PSO"), or health or life insurance company which owns a managed care organization, plan or program. Stearns agrees to provide immediate written notification to



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

Company of any gross earnings which Stearns receives, or expects to receive, from any competitor of the Company.

            2.2.3 Management Incentive Compensation Plan. Stearns' right to an award under the Amended 1996 Management Incentive Compensation Plan ("MICP") shall be deemed to have accrued as of the Termination Date. Stearns shall be entitled to a payment under the MICP if, and only if: (1) corporate goals are met; (2) his personal goals and results are met; (3) the business unit profitability goals are achieved; and (4) the Company funds the MICP award. Any such award will be made when such payments are made to other employees, in or around the end of the first quarter or the beginning of the second quarter of 2000. Stearns' participation in the MICP shall cease after the Termination Date.

            2.2.4 Vested and Unexercised Stock Options. Stearns shall have the right to exercise any vested and unexercised stock options under the Stock Option Plans in accordance with their terms within one year of the Termination Date.

            2.2.5 Automobile Allowance. Stearns shall receive an automobile allowance of $850 per month during the Benefit Period; provided, however, that Stearns shall be responsible for any expenses attributable to usage of his automobile and for automobile insurance.

            2.2.6 Outplacement Services. The Company shall provide Stearns with the outplacement services described in Section 3.1(j) of the Employment Agreement. Stearns may obtain financial planning, tax assistance, or other outplacement services through vendors of his choice during the same time period, and the Company will pay the vendors directly when their invoices are timely submitted to the Company. However, the Company shall pay no more than $9,000 for any such services from all sources, whether selected by the Company or Stearns.

        2.3 Forgiveness of Loan. Stearns shall not be required to repay any outstanding principal or interest on the Loan provided to Executive by the Company pursuant to Section 3.1(c) of the Employment Agreement. However, the amounts forgiven shall be subject to all applicable withholding taxes.

        2.4 Termination of Other Employment Benefits. Except as expressly set forth in this Agreement, Stearns shall not be entitled to receive any cash or in-kind compensation or benefits, or any kind or nature for any periods after the Termination Date, and, as of the Termination Date, Stearns' participation in any employee benefit plans or programs sponsored by the Company or by any of its subsidiaries or affiliates shall terminate. Without limiting the generality of the foregoing, as of the Termination Date, coverage for Stearns and any applicable and eligible family members shall terminate under applicable health plans (unless Stearns makes a COBRA election), the accidental death and dismemberment insurance policy, the disability insurance policy, and the basic and supplemental life insurance policies. Additionally, as of the Termination Date, Stearns shall no longer be entitled to: (i) defer any salary under the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan (the 401(k)



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plan); (ii) participate in any of the Stock Option Plans or in the MICP; or
(iii) accrue any additional sick leave, personal leave, or vacation benefits. The foregoing prohibitions are not intended to limit, restrict, or deny Stearns any benefits under employee mandatory or fringe benefit plans or programs, in which Stearns participates on the Resignation Date, that are earned by Stearns on or before the Termination Date while being payable or distributable to Stearns after the Termination Date.


                                    ARTICLE 3

                        RETURN OF THE COMPANY'S PROPERTY

        After the Termination Date, Stearns shall immediately return all of the Company's furniture, property, computers, equipment, keys, credit cards, books, records, and any and all other documents and items belonging to the Company which are in Stearns' possession.


                                    ARTICLE 4

                           CONFIDENTIALITY PROVISIONS

        4.1 Confidential Information. Stearns acknowledges that, during the course of his employment with the Company or with any subsidiary or affiliate of the Company, Stearns has had, and will continue to have through the Termination Date, access to certain confidential information in the form of know-how, trade secrets, or proprietary information of the Company or its subsidiaries or affiliates ("Confidential Information") and that such Confidential Information was acquired, or will be acquired, in confidence and as a fiduciary of the Company or its subsidiaries or affiliates. For the purposes of this Agreement, Confidential Information shall include, without limitation, any and all cost and expense data, marketing and customer data, sales manuals, underwriting guidelines, case management policies and procedures, utilization review and quality assurance policies and procedures, provider manuals, individual and group subscriber information (including, the name, address, telephone number, or contact person for an individual or group subscriber), subscriber group manuals, processes, designs, devices, compilations of information, operating manuals, symbols, service marks, logos, customer and vendor lists (including, without limitation, lists of subscribers, subscriber groups, clients, brokers, and providers contracting with the Company or any subsidiary or affiliate of the Company), business information, marketing programs, plans, and strategies, contracts and licenses, advertising and promotional materials, financial information and strategies, computer software and other computer-related materials, copyrightable material, and other legally protected information owned by or used in the respective businesses of the Company or its subsidiaries or affiliates which are confidential or proprietary in nature.

               For the purposes of this Agreement, Confidential Information shall not include information which: (i) Stearns can demonstrate became known to him other than through his relationship with the Company through either (a) completely independent development of such information not within the course of his employment with the Company, or (b) a source other than the Company or a subsidiary, affiliate, shareholder, director, officer, employee, consultant, agent, or advisor of the Company, but only if such source did not disclose such information in violation of a duty of nondisclosure owed to the Company or a subsidiary or affiliate of the Company; (ii) is a matter of public knowledge through no fault of Stearns; (iii) is approved in advance for release or use by the Company's Board of Directors; or (iv) is required to be disclosed by law.



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

        4.2 Confidentiality Covenant. Stearns acknowledges and agrees that maintaining the confidentiality of all of the Confidential Information is integral to the value of the Company and is vital to the successful operations of the Company and its subsidiaries and affiliates. In view of the foregoing, Stearns agrees to, at all times after the Termination Date, maintain the confidentiality of all Confidential Information and to not disclose, divulge, exploit, or use, in any manner whatsoever, the Confidential Information for Stearns' own benefit or the benefit of another person.

        4.3 Equitable Relief. Stearns acknowledges and agrees that it would be difficult to measure the damage to the Company (or any subsidiary or affiliate, as the case may be) from any breach of Stearns' obligations under this Article 4, that injury to the Company (or to any subsidiary or affiliate, as the case may be) from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Therefore, Stearns acknowledges and agrees that the Company, in addition to any of its other rights or remedies, shall be entitled to seek injunctive or other equitable relief without bond or other security in the event of an actual or threatened breach of this Agreement. The obligations of Stearns and the rights and remedies of the Company under this Agreement are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable patent, copyright, or other laws, including the statutory and common laws governing unfair competition, misappropriation or theft of trade secrets, proprietary rights, or confidential information generally.

        4.4 Attorneys' Fees. In the event of any dispute involving the subject matter of this Article 4 (including an arbitration if applicable), the substantially prevailing party shall be entitled to his or its reasonable attorneys' fees and court or arbitration costs incurred in resolving or settling the dispute, in addition to any and all other damages or relief which a court or arbitrator may deem proper.


                                    ARTICLE 5

                  RELEASE OF THE COMPANY AND THE COMPANY GROUP

        In consideration of the compensation available to Stearns pursuant to
Article 2 above, Stearns hereby agrees, effective as of the Termination Date, as follows:

        5.1 Release of All Claims. Stearns, irrevocably and unconditionally, fully and forever releases and discharges the Company and the Company's past, present, and future parents, shareholders, successors, assigns, directors, officers, employees, independent, contractors, attorneys, agents, representatives, subsidiaries, and affiliates (collectively, the "Company Group") from any and all claims, demands, actions, causes of action (whether at law or in equity), suits, and administrative actions or proceedings, of every kind and nature, whether known or unknown, past or present, suspected or unsuspected, foreseeable or unforeseeable, whether or not heretofore asserted (collectively, "Claims"), that Stearns may now have, have ever had, or in the future may have against the Company or any other member of the Company Group for any losses, liabilities, damages (of any kind or nature), obligations, debts, indebtedness, costs, expenses, or fees (including, without limitation, reasonable attorneys' fees), including, without limitation, Claims which in any way have arisen from or are related to: (i) the Employment Agreement or Stearns' employment with the Company; (ii) Stearns' separation from the Company; (iii) any alleged discriminatory conduct or consequences, including Claims arising under (a) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex, and national origin discrimination), (b) 42 U.S.C. Section 1981



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

(discrimination), (c) 29 U.S.C. Sections 621-634 (age discrimination), (d) 29 U.S.C. Section 206(d)(1) (equal pay), or (e) The Americans with Disabilities Act (disability discrimination); or (f) The California Fair Employment and Housing Act (discrimination including race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex, or age); (iv) retaliation or constructive or wrongful discharge relating to any allegation of the above claims; (v) any claim that the Company violated any law or public policy (e.g., "whistle blower" claims or "qui tam" claims); (vi) any past compensation, including regular wages, bonuses, commissions, overtime and liquidated damages, or benefits relating to Stearns' employment with the Company Group; (vii) any claim capable of being raised in any complaint filed with the United States Department of Labor ("DOL"), the California Department of Fair Employment and Housing or the California Division of Labor Standards Enforcement against the Company Group; (viii) any claim that the Company Group has violated any written, oral, or implied contract with Stearns; (ix) any claim of breach of any express or implied covenant of good faith and fair dealing; (x) any claims in tort including, but not limited to, intentional infliction of mental or emotional distress, interference with business or employment relationship, invasion of privacy, defamation of character, slander, libel, negligent supervision, gross negligence, or negligence of any kind; (xi) any claim of personal injury or unreported work-related injury arising from or relating to any act or omission by the Company Group; and/or (xii) any claim that the Company Group has violated Stearns' rights, if any, under the Constitutions of the United States or the state of California. However, nothing herein shall prevent or preclude Stearns from initiating an arbitration to enforce the provisions of this Agreement.

        5.2 Specific Waiver of Any Unknown Claims. Stearns expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

            A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

            Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company and the other members of the Company Group, Stearns expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Stearns does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims. This waiver, however, does not extend to any future actions or claims which may arise after the Termination Date.

        5.3 No Claims or Assignment of Claims. Stearns represents and warrants to the Company and to all members of the Company Group that Stearns has not made or commenced, and will not make or commence, any Claim with any governmental or administrative agency, department, or other regulatory body, whether federal, state, or local, that in any way relates to his employment with or severance from the Company. Stearns further represents and warrants to the Company and to all members of the Company Group that no portion of any Claim, right, demand, action, or cause of action that Stearns may have arising out of or relating to his employment with or severance from the Company, nor any portion of any recovery or settlement to which Stearns might be entitled, has been assigned or transferred to



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any individual or entity in any manner whatsoever, including by way of subrogation, operation of law, or otherwise.


                                    ARTICLE 6

                                     NOTICES

        Any and all notices, requests, consents, demands, and/or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered, if sent by United States registered or certified mail (return receipt requested), (ii) when delivered, if delivered personally by commercial courier, or (iii) on the second business day, if sent by United States Express Mail or overnight courier, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice) with postage or delivery charges prepaid:

               If to the Company:

               PacifiCare Health Systems, Inc.
               3120 Lake Center Drive
               Santa Ana, California  92704
               Attn:  Chief Executive Officer

               If to Stearns:

               Mr. Robert Stearns
               1156 Beaver Tail
               Carefree, Arizona  85377-6045


                                    ARTICLE 7

                               GENERAL PROVISIONS

        7.1 Integrated Agreement. This Agreement, together with the Certificate of Compensation (when executed), and the Stock Option Agreements, collectively, constitute the entire and complete understanding and fully integrated agreement between the Company and Stearns with respect to the termination of Stearns' employment with the Company and this Agreement and such other documents supersede any and all prior or contemporaneous negotiations, agreements, or communications, whether oral or written, between the Company and Stearns with respect to such matter.

        7.2 Amendments; Waiver. This Agreement shall not be amended, modified, revised, or supplemented except as evidenced by a dated written instrument executed by the Company and Stearns. No waiver of any provision of this Agreement shall be effective unless evidenced by a dated, written instrument executed by the party against whom enforcement is sought. No waiver of any provision hereof shall be construed as a further or continuing waiver of such provision or of any other provision hereof.

        7.3 Severability. In the event that any provision in this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid,



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illegal, or unenforceable, and the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law.

        7.5 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors, transferees, heirs, devisees, assigns, and legal representatives.

        7.6 Construction. This Agreement has been drafted with the joint participation of each of the parties hereto and shall be construed to be neither against nor in favor of either party hereto, but rather in accordance with the fair meaning hereof.

        7.7 Representation by Legal Counsel. Each party has had an opportunity to consult with his or its legal counsel with respect to this Agreement and has entered into this Agreement, after consultation with such counsel, voluntarily, and without duress. Without limiting the generality of the foregoing, Stearns acknowledges that he is hereby advised in writing that Stearns should consult an attorney prior to executing this Agreement. Stearns represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney and that he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement after having consulted with his independent legal counsel.

        7.8 Time to Consider Agreement. Stearns acknowledges that he has been given at least forty-five (45) days to consider this Agreement. In addition, this Agreement may be revoked by Stearns for a period of seven (7) days following Stearns' execution of this Agreement. This Agreement is not effective until the seven (7) day revocation period has expired.

        7.9 Articles, Sections, Exhibits, and Schedules. References in this Agreement to articles, sections, exhibits, and schedules are to articles, sections, exhibits, and schedules of and to this Agreement. All exhibits and schedules to this Agreement, either as originally existing or as the same from time to time may be supplemented, modified, or amended, are hereby incorporated herein in full by this reference.

        7.10 Arbitration. Except that any party to this Agreement may seek injunctive relief or a prejudgment attachment in a court of competent jurisdiction, and except as otherwise specifically provided for herein, any and all controversies, disputes, or claims arising out of or relating to this Agreement, or any part hereof, including, without limitation, the meaning, applicability, or scope of this Section 7.10 and to the performance, breach, interpretation, meaning, construction, or enforceability of this Agreement, or any portion hereof, and all claims for rescission or fraud in the inducement of this Agreement, shall, at the request of either party, be settled or resolved by binding arbitration pursuant to the National Rules for the Resolution of Employment Disputes promulgated by the American Arbitration Association (the "AAA"), except as modified hereinbelow. Any party requesting arbitration under this Agreement shall make a demand on the other party by registered or certified mail with a copy to the AAA. The parties consent and agree to have any such arbitration proceedings heard in Los Angeles, California, or in the place closest thereto which the AAA may select for



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

convenience of the arbitrator(s). The arbitration shall take place as noticed by the AAA regardless of whether one side to the dispute or controversy fails or refuses to participate. The arbitrators shall apply California substantive law and federal substantive law where state law is preempted. Civil discovery for use in such arbitration may be conducted in accordance with the California Code of Civil Procedure and the California Evidence Code, and the arbitrator(s) selected shall have the power of discovery by the imposition of the same terms, conditions, and penalties as may be imposed in like circumstances in a civil action by a superior court of the State of California. Without limiting the generality of the foregoing, the provisions of Section 1283.05 of the California Code of Civil Procedure, as amended, permitting the taking of depositions and the obtaining of discovery, are hereby incorporated in full herein by this reference. The arbitrators shall have the power to grant all legal and equitable remedies and award compensatory damages provided by California law. The arbitrators shall prepare in writing and provide to the parties an award including factual findings and the legal reasons on which the decision is based. The arbitrators shall not have the power to commit errors of law or legal reasoning and the award may be vacated or corrected pursuant to California Code of Civil Procedure Section 1286.2 or Section 1286.6 for any such error. Judgment upon any award may be entered in any court having jurisdiction thereof.

        7.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall be considered one and the same agreement.

        IN WITNESS WHEREOF, the Company and Stearns have executed this Agreement as of the day and year first written above.



The Company:                            PACIFICARE HEALTH SYSTEMS, INC.,
                                        a Delaware corporation





                                        By: /s/ Alan Hoops
                                            ------------------------------------

                                        Title: Chairman & CEO
                                               ---------------------------------





Stearns:                                /s/ Robert Stearns
                                        ----------------------------------------
                                        Robert Stearns



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


                                    EXHIBIT A

                           CERTIFICATE OF COMPENSATION



                            [Certificate is Attached]




                                      -10-